PRESS RELEASE

For more information contact:
Investor Relations:
Kris Dillon (713) 339-8999

                   FRANKLIN BANK CORP. ANNOUNCES 2003 EARNINGS

Houston, TX; February 17, 2004 - Franklin Bank Corp. (NASDAQ: FBTX), the parent company of Franklin Bank, SSB, today announced earnings for 2003.

YEAR IN REVIEW

         2003 represented a milestone for us. During 2003, we expanded our community banking business through two acquisitions; initiated our retail mortgage and wholesale banking business; expanded our residential construction lending business in Texas, Arizona, and Florida; and began offering mortgage banker finance services to mortgage banking companies. We closed the year with assets totaling $2.3 billion compared to $365.7 million as of December 31, 2002, an increase of $1.9 billion. Our loan portfolio totaled approximately $1.8 billion as of December 31, 2003 and $307.2 million as of December 31, 2002, an increase of $1.5 billion.

         We completed an initial public offering of our common stock registering approximately 10.5 million shares that began trading on the NASDAQ National Market during the fourth quarter. Total net proceeds were approximately $140.2 million.

         We increased our community banking offices to 13 banking branches as of December 31, 2003 from two as of December 31, 2002. Our expansion was through the acquisition of Highland Lakes Bank (Highland) in April 2003, the acquisition of Jacksonville Bancorp, Inc. (Jacksonville) in December 2003, and the opening of a new branch in Austin. Through the Highland and Jacksonville acquisitions, we acquired a branch located in Austin, Texas, and nine branches in the Tyler/Jacksonville, Texas market. Additionally, we received approval to open four new banking branches in Cedar Park, Georgetown, Lakeway, and Dripping Springs located in the outlying areas of Austin. We expect to open the Cedar Park and Georgetown locations in the first half of 2004 and the Lakeway and Dripping Springs locations by the end of 2004.

         Deposits in our banking branches grew to $574.2 million at December 31, 2003 from $58.3 million at December 31, 2002. Of this growth, approximately $472.6 million came from our acquisitions of Highland and Jacksonville.

         In November 2003, we entered into an agreement to purchase Lost Pines Bancshares, Inc. (Lost Pines), a Texas-based bank holding company that operates two banking branches in central Texas. Lost Pines had approximately $40.7 million in assets and $36.6 million in deposits as of December 31, 2003. We have received all regulatory approvals and expect to close the acquisition on or about March 1, 2004. The Lost Pines acquisition will expand our presence in the market surrounding Austin.

         At December 31, 2003, we had 34 retail mortgage origination offices located in 16 states and two wholesale offices, one each in Texas and California. Through these offices we originated $291.8 million of single-family mortgages during 2003, $94.9 million of which during the fourth quarter. Our single-family loan portfolio increased to $1.5 billion at December 31, 2003 from $279.8 million as of December 31, 2002.

         During 2003, we opened residential construction lending offices in Arizona and Florida, and added a correspondent arrangement in Atlanta, Georgia. We are also planning to open a residential construction lending office in Dallas, Texas in the first quarter of 2004. We now serve residential builders in Arizona, Florida, Nevada, Georgia, Texas, and Washington. Our commercial loan portfolio, $161.0 million of which is comprised of residential construction loans, totaled $216.0 million as of December 31, 2003, compared to $24.3 million at December 31, 2002. We funded approximately $201.2 million in residential construction loans during 2003, and had $130.7 million in unfunded commitments as of December 31, 2003.

         At December 31, 2003, our nonperforming assets were $6.4 million, or 0.29% of our total assets, of which $4.5 million were fully secured by single-family properties.

EARNINGS

         Net income for the year increased to $3.2 million or $.29 per diluted share compared to the prior year's loss of approximately $725,000 or $.24 per diluted share. The net loss for the quarter ended December 31, 2003 was approximately $288,000. This was primarily the result of expenses related to our initial public offering and the Jacksonville acquisition of approximately $2.5 million and $196,000, respectively, before taxes.

         Net interest income increased to $19.4 million for 2003 compared to $2.9 million for 2002. This was the result of a $955.2 million increase in average interest-earning assets to $1.1 billion at December 31, 2003, which was primarily attributable to the increase in our single-family mortgage portfolio.

         Non-interest income totaled approximately $4.8 million for 2003, up from $453,000 for 2002. The increase was primarily from our mortgage banking operations. The gain on sale of securities and single-family mortgages was approximately $2.9 million for 2003, compared to $191,000 for 2002.

         Non-interest expense for 2003 totaled $18.2 million, compared to $4.2 million for 2002. The increase was primarily due to an increase in headcount from 74 in 2002 to 399 in 2003, and the costs associated with building our infrastructure to support our growth. In addition, we incurred $2.5 million in expenses as a result of our initial public offering, consisting of $1.9 million in restricted stock grants and $600,000 from the vesting of non-employee stock options.

LOOKING FORWARD

         We expect acquisitions to continue to be a significant part of our growth in the future. Our acquisition partners are expected to be relationship driven community banks that provide personalized service to customers and whose bankers who are trusted financial advisors. We will also continue to expand through the opening of new branches.

         We continue to operate our retail mortgage banking business using a model that compensates the branch manager based on the profitability of the branch after all direct expenses have been charged. This model reduces fixed costs, which allows us to close underperforming offices without a significant loss. Our goal is to have 100 retail mortgage origination offices. We received $133 million of single-family residential mortgage loan applications in January, up from $88 million in December 2003.

         We expect our residential construction lending business to continue to expand its markets. We plan to move aggressively to open residential construction lending offices in Dallas, Texas, and in other markets. The opening of these offices and the related costs are expected to be incurred in the first half of 2004.

         Our mortgage banker finance pipeline totaled $135 million at January 31, 2004. Mortgage banker finance commitments were $16.3 million as of December 31, 2003.

         As of December 31, 2003, the composition of the loan portfolio was single-family 84%, commercial 12%, and consumer 4%. Our goal is to have commercial, consumer, and single-family loans held for sale represent more than 50% of our total assets.

         We expect expenses to increase with the growth of our business and the accelerated opening of offices and branches.

COMPANY OVERVIEW

         Franklin Bank Corp., through its subsidiary Franklin Bank SSB, a Texas state savings bank, is engaged in community banking, mortgage banking, residential construction, and mortgage banker finance. The bank currently operates 13 full service community banking branches throughout Texas, nine in the Tyler/Jacksonville market and four in the Austin market, three regional residential construction lending offices in Texas, Florida and Arizona, and 36 retail/wholesale mortgage offices in 17 states throughout the United States, including Texas. For more information, please go to www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.

FORWARD LOOKING INFORMATION

         This announcement may include forward-looking statements. These forward-looking statements include comments with respect to our objectives and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers of this presentation not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

         Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. Other specific risks include the following: potential inability successfully to implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third party information services on which we rely; and environmental risks associated with foreclosure on real estate properties. We caution that the foregoing list is not exhaustive.

         When relying on forward-looking statements to make decisions, investors should carefully consider the aforementioned factors as well as other uncertainties and events.

CONFERENCE CALL

         The Company will conduct a conference call to review announcements made in this press release on Wednesday, February 18, 2004, at 10:00 a.m. CT. The conference call is available by telephone. The telephone number for the conference call is 1-800-662-5508. Participants calling from outside the United States may dial 1-913-981-5568. The passcode "244197" is required to access the call. A recording of the conference call will be available after 2 p.m. CT on Wednesday, February 18, 2004 through February 25, 2004. The recorded message will be available at 1-888-203-1112, passcode "244197".

             ADDITIONAL SUPPLEMENTAL FINANCIAL INFORMATION ATTACHED

                               FRANKLIN BANK CORP.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                    DECEMBER 31,        SEPTEMBER 30,         DECEMBER 31,
                                                       2003                 2003                 2002
                                                  ---------------      ---------------      ---------------
Cash and cash equivalents                         $    47,064,265      $    40,835,453      $    18,675,564
Available for sale securities                          91,167,655           51,784,829                   --
FHLB stock and other investments                       32,865,777           28,750,584            3,162,900
Mortgage-backed securities                            177,571,873           74,792,718           22,924,170
Loans
   Single family                                    1,535,150,211        1,148,391,227          279,824,989
   Commercial                                         216,003,159          132,302,851           24,319,252
   Consumer                                            66,812,756            3,885,074            4,158,742
   Allowance for credit losses                         (4,850,285)          (2,637,084)          (1,143,427)
                                                  ---------------      ---------------      ---------------
Loans, net                                          1,813,115,841        1,281,942,068          307,159,556
Goodwill                                               54,377,290           19,156,069            7,789,787
Other intangible assets, net                            3,705,458              902,641            1,316,215
Premises and equipment, net                             9,380,664            3,949,649              463,771
Real estate owned                                       1,788,904              647,773              958,497
Other assets                                           20,261,961           31,367,189            3,230,587
                                                  ---------------      ---------------      ---------------
                                                  $ 2,251,299,688      $ 1,534,128,973      $   365,681,047
                                                  ===============      ===============      ===============

LIABILITIES:
Deposits                                          $ 1,259,843,023      $   851,660,861      $   182,334,386
FHLB advances                                         713,118,713          548,850,000           62,800,000
Junior subordinated notes                              20,135,174           20,091,264           20,007,277
Other liabilities                                      12,765,227           10,501,928            3,132,794
                                                  ---------------      ---------------      ---------------
     TOTAL LIABILITIES                              2,005,862,137        1,431,104,053          268,274,457


STOCKHOLDERS' EQUITY:
Common stock                                              212,252              106,233              103,533
Paid-in capital                                       243,088,601          100,508,990           97,862,791
Retained earnings                                       2,417,968            2,705,555             (779,527)
Accumulated other comprehensive income:
   - Unrealized gains on securities available
       for sale, net                                     (125,634)              23,012              427,241
   - Cash flow hedges, net                               (155,636)            (318,870)            (207,448)
                                                  ---------------      ---------------      ---------------
     TOTAL STOCKHOLDERS' EQUITY                       245,437,551          103,024,920           97,406,590
                                                  ---------------      ---------------      ---------------
                                                  $ 2,251,299,688      $ 1,534,128,973      $   365,681,047
                                                  ===============      ===============      ===============

                               FRANKLIN BANK CORP.
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                           YEAR ENDED        YEAR ENDED       QUARTER ENDED     QUARTER ENDED
                                                          DECEMBER 31,      DECEMBER 31,       DECEMBER 31,     SEPTEMBER 30,
                                                              2003              2002              2003              2003
                                                          ------------      ------------      -------------     -------------
INTEREST INCOME
Cash equivalents and short-term investments               $  1,564,228      $    427,358      $    551,050      $    559,314
Mortgage-backed securities                                   1,355,811           860,602           442,881           316,182
Loans                                                       37,472,795         5,158,569        13,096,477        10,305,891
                                                          ------------      ------------      ------------      ------------
     TOTAL INTEREST INCOME                                  40,392,834         6,446,529        14,090,408        11,181,387

INTEREST EXPENSE
Deposits                                                    11,994,693         2,820,435         4,074,279         3,186,241
FHLB advances                                                7,455,261           535,757         2,874,305         2,164,215
Reverse repurchase agreements                                   34,963             3,888                --            34,963
Junior subordinated notes                                    1,473,332           193,083           372,542           370,851
                                                          ------------      ------------      ------------      ------------
     TOTAL INTEREST EXPENSE                                 20,958,249         3,553,163         7,321,126         5,756,270

NET INTEREST INCOME                                         19,434,585         2,893,366         6,769,282         5,425,117
Provision for credit losses                                  1,004,439           151,816           127,976           221,675
                                                          ------------      ------------      ------------      ------------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES       18,430,146         2,741,550         6,641,306         5,203,442

NON-INTEREST INCOME
Gain on sale of single family loans                          2,071,877             3,938           701,832           602,460
Loan fee income                                              1,145,802           124,376           305,428           553,796
Gain on sale of mortgage-backed securities                     859,330           187,338              (699)          246,787
Deposit fees and charges                                       190,465            84,398            63,372            48,265
Other                                                          502,156            52,674           241,484           167,379
                                                          ------------      ------------      ------------      ------------
     TOTAL NON-INTEREST INCOME                               4,769,630           452,724         1,311,417         1,618,687

NON-INTEREST EXPENSE
Salaries and benefits                                        9,100,657         1,963,446         4,719,666         1,409,251
Occupancy                                                    1,667,048           380,508           615,542           522,207
Data processing                                              1,349,104           325,852           502,941           433,481
Professional fees                                            3,093,732           647,828         1,350,074           573,813
Core deposit amortization                                     (144,355)          263,243            29,566            28,403
Other                                                        3,160,799           616,734         1,135,113         1,070,810
                                                          ------------      ------------      ------------      ------------
     TOTAL NON-INTEREST EXPENSES                            18,226,985         4,197,611         8,352,902         4,037,965
                                                          ------------      ------------      ------------      ------------
     Income (loss) before taxes                              4,972,791        (1,003,337)         (400,179)        2,784,164
Income tax expense (benefit)                                 1,775,296          (277,858)         (112,592)          974,950
                                                          ------------      ------------      ------------      ------------
NET INCOME (LOSS)                                         $  3,197,495      $   (725,479)     $   (287,587)     $  1,809,214
                                                          ============      ============      ============      ============

BASIC EARNINGS (LOSS) PER COMMON SHARE                    $       0.30      $      (0.24)     $      (0.03)     $       0.17

DILUTED EARNINGS (LOSS) PER COMMON SHARE                  $       0.29      $      (0.24)     $      (0.02)     $       0.17

                               FRANKLIN BANK CORP.
                                 YIELD ANALYSIS
                                   (UNAUDITED)


                                                            QUARTER ENDED DECEMBER 31, 2003
                                                 ------------------------------------------------------
                                                                        INTEREST             AVERAGE
                                                    AVERAGE             INCOME/              YIELD/
                                                    BALANCE             EXPENSE               RATE
                                                 --------------      --------------      --------------
INTEREST-EARNING ASSETS
   Short-term interest earning assets            $   45,958,730      $       92,997                0.79%
   Available for sale securities                     52,275,312             277,560                2.08%
   FHLB stock and other investments                  30,526,731             180,493                2.31%
   Mortgage-backed securities                        74,444,256             442,881                2.38%
   Loans
     Single family                                1,217,215,800          11,079,350                3.64%
     Residential construction                       124,127,812           1,532,783                4.90%
     Commercial real estate                          13,672,292             219,038                6.36%
     Mortgage banker finance                          3,214,802              27,365                3.38%
     Commercial  business                             8,978,544             161,128                7.12%
     Consumer                                         3,783,156              76,813                8.06%
                                                 --------------      --------------      --------------
          Total loans                             1,370,992,406          13,096,477                3.82%
                                                 --------------      --------------      --------------
          Total interest-earning assets           1,574,197,435          14,090,408                3.57%
Non-interest-earning assets                          59,425,715
                                                 --------------
          Total assets                           $1,633,623,150
                                                 ==============

INTEREST-BEARING LIABILITIES
   Deposits
     Community banking
       Checking accounts                         $   14,297,687              32,502                0.90%
       Money market and savings                      65,159,730             260,340                1.59%
       Certificates of deposit                       74,259,938             495,851                2.65%
       Non-interest bearing deposits                 21,304,734                  --                  --
                                                 --------------      --------------      --------------
         Total community banking                    175,022,089             788,693                1.79%
     Wholesale and money desk                       700,302,636           3,285,586                1.86%
                                                 --------------      --------------      --------------
          Total deposits                            875,324,725           4,074,279                1.85%

FHLB advances                                       601,035,535           2,874,305                1.91%
Reverse repurchase agreements                                --                  --                  --
Junior subordinated notes                            20,101,406             372,542                7.25%
                                                 --------------      --------------      --------------
          Total interest-bearing liabilities      1,496,461,666           7,321,126                1.94%
Non-interest-bearing liabilities and
     stockholder's equity                           137,161,484
                                                 --------------      --------------      --------------
          Total liabilities and
               stockholder's equity              $1,633,623,150
                                                 ==============

Net interest income/interest rate spread                             $    6,769,282                1.63%
                                                                     ==============      ==============

Net yield on interest-earning assets                                                               1.73%
                                                                                         ==============
Ratio of average interest-earning assets
   to average interest-bearing liabilities                                                       105.19%
                                                                                         ==============

                                                            QUARTER ENDED SEPTEMBER 30, 2003
                                                 -----------------------------------------------------
                                                                        INTEREST            AVERAGE
                                                    AVERAGE             INCOME/             YIELD/
                                                    BALANCE             EXPENSE              RATE
                                                 --------------      --------------     --------------
INTEREST-EARNING ASSETS
   Short-term interest earning assets            $   73,153,054      $      173,229               0.93%
   Available for sale securities                     52,272,060             275,175               2.06%
   FHLB stock and other investments                  24,347,090             110,910               1.78%
   Mortgage-backed securities                        57,244,984             316,182               2.21%
   Loans
     Single family                                  913,141,256           8,843,282               3.87%
     Residential construction                        80,740,240             959,140               4.71%
     Commercial real estate                          14,971,775             256,972               6.81%
     Mortgage banker finance                            457,550               3,977               3.45%
     Commercial  business                            10,058,791             154,636               6.10%
     Consumer                                         4,336,375              87,884               8.04%
                                                 --------------      --------------     --------------
          Total loans                             1,023,705,987          10,305,891               4.02%
                                                 --------------      --------------     --------------
          Total interest-earning assets           1,230,723,175          11,181,387               3.62%
Non-interest-earning assets                          40,044,536
                                                 --------------
          Total assets                           $1,270,767,711
                                                 ==============

INTEREST-BEARING LIABILITIES
   Deposits
     Community banking
       Checking accounts                         $   14,305,492              32,322               0.90%
       Money market and savings                      64,860,469             256,045               1.57%
       Certificates of deposit                       75,668,856             505,224               2.65%
       Non-interest bearing deposits                 14,853,314                  --                 --
                                                 --------------      --------------     --------------
         Total community banking                    169,688,131             793,591               1.86%
     Wholesale and money desk                       482,819,181           2,392,650               1.97%
                                                 --------------      --------------     --------------
          Total deposits                            652,507,312           3,186,241               1.94%

FHLB advances                                       474,502,174           2,164,215               1.81%
Reverse repurchase agreements                        12,045,942              34,963               1.14%
Junior subordinated notes                            20,073,348             370,851               7.23%
                                                 --------------      --------------     --------------
          Total interest-bearing liabilities      1,159,128,776           5,756,270               1.96%
Non-interest-bearing liabilities and
     stockholder's equity                           111,638,935
                                                 --------------      --------------     --------------
          Total liabilities and
               stockholder's equity              $1,270,767,711
                                                 ==============

Net interest income/interest rate spread                             $    5,425,117               1.67%
                                                                     ==============     ==============

Net yield on interest-earning assets                                                              1.78%
                                                                                        ==============
Ratio of average interest-earning assets
   to average interest-bearing liabilities                                                      106.18%
                                                                                        ==============

                               FRANKLIN BANK CORP.
                              FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)


                                                                   YEAR ENDED                              QUARTER ENDED
                                                      -----------------------------------      ------------------------------------
                                                         12/31/2003          12/31/2002            12/31/2003           9/30/2003
                                                      ---------------     ---------------      ---------------      ---------------
COMMON SHARE DATA

              Ending shares outstanding                    21,225,263          10,353,320           21,225,263           10,623,320
              Average shares outstanding-basic             10,825,757           2,984,403           11,775,705           10,623,320
              Average shares outstanding-diluted           10,851,137           2,984,403           11,876,397           10,623,320

              Basic earnings (loss) per share         $          0.30     $         (0.24)     $         (0.03)     $          0.17
              Diluted earnings (loss) per share                  0.29               (0.24)               (0.02)                0.17

              Book value (period end)                 $         11.56     $          9.41      $         11.56      $          9.70
              Tangible book value (period end)                   8.83                8.53                 8.83                 7.81

AVERAGE BALANCES
              Assets                                    1,138,207,649         154,309,552        1,633,623,150        1,270,767,711
              Interest-earning assets                   1,102,042,012         146,829,190        1,574,197,435        1,230,723,175
              Interest-bearing liabilities              1,023,966,261         125,429,656        1,496,461,666        1,159,128,776

RATIOS
              ROA                                                0.28%              -0.46%               -0.07%                0.56%
              ROCE                                               2.92%              -3.32%               -0.82%                5.64%
              Net interest spread                                1.62%               1.57%                1.63%                1.67%
              Net yield on interest-earning assets               1.77%               1.98%                1.73%                1.78%
              Efficiency Ratio                                  78.70%             124.55%              102.99%               58.99%
              Equity to assets (period end)                     10.90%              26.64%               10.90%                6.72%
              Equity to assets (average)                         9.62%              14.16%                8.51%                8.01%
              Capital ratios - (Bank only)
                 Leverage ratio                                 11.91%              24.19%               11.91%                7.86%
                 Tier 1 risk-based capital ratio                16.27%              49.17%               16.27%               12.81%
                 Total risk-based capital ratio                 16.70%              49.82%               16.70%               13.16%

ASSET QUALITY (PERIOD END)
              Nonperforming Loans ("NPLs")                  5,562,226           1,843,915            5,562,226            1,936,398
              REO                                             873,518             958,497              873,518              647,773
                                                      ---------------     ---------------      ---------------      ---------------
              Nonperforming Assets ("NPAs")                 6,435,744           2,802,412            6,435,744            2,584,171

              NPLs as % of loans                                 0.31%               0.60%                0.31%                0.15%
              NPAs as % of assets                                0.29%               0.68%                0.29%                0.17%
              Allowance to period end loan balance               0.27%               0.37%                0.27%                0.21%
              Allowance to average loan balance                  0.51%               1.10%                0.35%                0.26%

BRANCH AND EMPLOYEE STATISTICS
              Full-time equivalent employees                      399                  74                  399                  261
              Commercial banking offices                            3                   1                    3                    3
              Retail mortgage offices                              34                   4                   34                   31
              Wholesale mortgage origination offices                2                   1                    2                    2
              Community banking branches                           13                   2                   13                    4

LOAN PORTFOLIO
              Single family
                 Held for investment                  $ 1,420,677,885     $   279,069,482      $ 1,420,677,885      $ 1,073,890,542
                 Held for sale                            114,472,326             755,507          114,472,326           74,500,685
              Residential construction                    160,979,210           5,789,531          160,979,210          103,510,311
              Other                                       121,836,705          22,688,463          121,836,705           32,677,614
              Allowance for credit losses                  (4,850,285)         (1,143,427)          (4,850,285)          (2,637,084)
                                                      ---------------     ---------------      ---------------      ---------------
              Loans, net                              $ 1,813,115,841     $   307,159,556      $ 1,813,115,841      $ 1,281,942,068
                                                      ===============     ===============      ===============      ===============

DEPOSITS
              Community banking                       $   574,223,560     $    58,283,356      $   574,223,560      $   167,235,323
              Wholesale and money desk                    685,619,463         124,051,030          685,619,463          684,425,538
                                                      ---------------     ---------------      ---------------      ---------------
              Total deposits                          $ 1,259,843,023     $   182,334,386      $ 1,259,843,023      $   851,660,861
                                                      ===============     ===============      ===============      ===============